Exhibit 99.1

TTEC NAMES SHELLY SWANBACK AS CEO, TTEC ENGAGE

Digital CX Transformation leader to ignite next stage of growth

DENVER, Colo., May 4, 2022 /PRNewswire/ -- TTEC Holdings, Inc. (NASDAQ:TTEC), one of the largest global CX (customer experience) technology and services innovators for digital CX transformation, today announced that Shelly Swanback has been named Chief Executive Officer of TTEC Engage. A proven, global, digital transformation leader, Ms. Swanback brings deep expertise across the Company’s five growth pillars including technology innovation, vertical differentiation, enterprise-wide diversification, geographic expansion and strategic M&A.

Swanback will partner with TTEC’s Chairman and CEO Ken Tuchman and the Company’s senior leadership team to accelerate TTEC’s next phase of growth. “I am thrilled to welcome Shelly to the TTEC family. She is both a market-facing executive and a strong, cultural leader with a proven track record of building strategic value with C-level clients, employees, partners, and shareholders. Skilled at driving innovation globally and at scale, Shelly brings vertical industry knowledge, customer experience domain expertise, and strength in digital product development,” said Ken Tuchman, chairman and CEO, TTEC.

“In the last 10 years, TTEC has doubled in size and more than doubled its profit. With our massive addressable market, broad and deep CX capabilities, and solid financial profile, our ambition is to double the business again, but in half the time. Shelly shares our vision and has the passion and expertise to take us to the next level,” Tuchman concluded.

30 Years of Experience Building Innovation and Driving Growth

Swanback has more than 30 years of experience establishing and scaling innovative businesses with digital, analytics, strategic consulting, and technology-enabled services at the core. Most notably, she launched and built Accenture Digital into a global, digital transformation powerhouse with more than $20 billion in annual revenue in just seven years.

“The winners in the experience economy will be the brands that are customer obsessed and have the ability to deliver personalized, effortless experiences at scale,” explained Ms. Swanback. “I’m thrilled to join TTEC at this pivotal time. The Company’s vision of bringing humanity to customer and employee experiences through continuous innovation with talent, data, AI and emerging technologies resonates deeply with me. With the intensifying focus on digital adoption, no one is more capable or ready than TTEC to help companies and their customers win in the experience economy. I’m excited to get started working with Ken and the team to accelerate growth in this next phase of TTEC’s transformation.”

Address 9197 South Peoria Street Englewood, CO 80112	Investor Contact Paul Miller 303-397-8641	Media Contact Tim Blair tim.blair@ttec.com +1.303.397.9267

The Next Step in the CX Pioneer’s Journey

TTEC pioneered the global CX industry almost 40 years ago when the company was founded by Tuchman. With 2022 recognition from Gartner as a Leader in their 2022 Magic Quadrant report for Customer Service BPO and Forbes citing the Company as one of America’s Best Large Employers, TTEC continues to be recognized as a trailblazer in customer and employee experience.

Tuchman continues, “I’m more excited than ever about our business. Extending our executive team with Shelly at the helm of TTEC Engage will amplify and accelerate our progress as we help our clients and their customers win in the experience economy.”

About TTEC

TTEC Holdings, Inc. (NASDAQ:TTEC) is one of the largest, global CX (customer experience) technology and services innovators for digital CX transformation. The Company delivers leading CX technology and operational CX orchestration at scale through its proprietary cloud-based CXaaS (Customer Experience as a Service) platform.  Serving iconic and disruptive brands, TTEC's outcome-based solutions span the entire enterprise, touch every virtual interaction channel, and improve each step of the customer journey. Leveraging next gen digital and cognitive technology, the Company's Digital business designs, builds, and operates omnichannel contact center technology, conversational messaging, CRM, automation (AI / ML and RPA), and analytics solutions.  The Company's Engage business delivers digital customer engagement, customer acquisition & growth, content moderation, fraud prevention, and data annotation solutions. Founded in 1982, the Company's singular obsession with CX excellence has earned it leading client NPS scores across the globe. The Company's nearly 62,000 employees operate on six continents and bring technology and humanity together to deliver happy customers and differentiated business results. To learn more visit us at https://www.ttec.com

Address 9197 South Peoria Street Englewood, CO 80112	Investor Contact Paul Miller 303-397-8641	Media Contact Tim Blair tim.blair@ttec.com +1.303.397.9267